UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☒           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

SIGMA DESIGNS, INC.
(Name of Registrant as Specified in Its Charter)

POTOMAC CAPITAL PARTNERS III, L.P. POTOMAC CAPITAL MANAGEMENT III, L.L.C. POTOMAC CAPITAL PARTNERS L.P. POTOMAC CAPITAL MANAGEMENT, L.L.C. PAUL J. SOLIT ERIC SINGER MARK J. BONNEY MARK F. FITZGERALD
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MAY 25, 2012

Potomac Capital Partners III, L.P.

___________________, 2012

Dear Fellow Shareholder:

Potomac Capital Partners III, L.P. and the other participants in this solicitation (collectively, “Potomac” or “we”) are the beneficial owners of an aggregate of 2,612,230 shares of common stock, no par value per share, of Sigma Designs, Inc., a California corporation (“Sigma” or the “Company”), representing approximately 8% of the shares of common stock outstanding.  For the reasons set forth in the attached Proxy Statement, we do not believe the Board of Directors of the Company (the “Board”) are acting in the best interests of its shareholders.  We believe significant changes to the composition of the Board are necessary in order to ensure that the Company is being run in a manner consistent with your best interests. We are therefore seeking your support at the annual meeting of shareholders scheduled to be held at _________ located at ___________________, on August 7, 2012 at ____ _.m., local time, including any adjournment or postponement thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

1.	To elect Potomac’s three (3) nominees (the “Nominees”) to the Board in opposition to the Company’s director nominees;

2.	To ratify the appointment of Armanino McKenna LLP as Sigma’s independent registered public accounting firm for fiscal year 2013;

3.	To hold an advisory vote on the Company’s executive compensation for its named executive officers; and

4.	Any other business that may properly come before the Annual Meeting or any adjournment(s) of such meeting.

We are seeking three (3) seats on the Board to ensure that the Company is run in the interests, and for the benefit, of the shareholders, the true owners of the Company.  The Board is currently composed of four (4) directors.  The Company has nominated four (4) incumbent directors for election at the Annual Meeting.  If elected, the Nominees will represent a majority of the members of the Board.

The enclosed Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Shareholders who return the GOLD proxy card will only be able to vote for our three (3) Nominees and will not have the opportunity to vote for the one (1) other seat up for election at the Annual Meeting.  See “Voting and Proxy Procedures” on page 21 for additional information.  You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company.  Shareholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.  The participants in this solicitation intend to vote all of their shares of the Company in favor of the Nominees.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.  The attached Proxy Statement and the enclosed GOLD proxy card are first being furnished to the shareholders on or about __________, 2012.

If you have already voted for the management slate on the White card, you have every right to change your vote by signing, dating and returning a later dated GOLD proxy.  Please vote each and every GOLD proxy card you receive.

If you have any questions or require any assistance with your vote, please contact Okapi Partners LLC, which is assisting us, at their address and toll-free numbers listed below.

Thank you for your support,

Eric Singer
Potomac Capital Partners III, L.P.

If you have any questions, require assistance in voting your GOLD proxy card, or need additional copies of Potomac’s proxy materials,
please contact Okapi Partners at the phone numbers or email listed below.

OKAPI PARTNERS LLC
437 Madison Avenue, 28th Floor
New York, N.Y. 10022
(212) 297-0720
Call Toll-Free at: (877) 566-1922
E-mail: info@okapipartners.com

PRELIMINARY COPY SUBJECT TO COMPLETION
DATED MAY 25, 2012

ANNUAL MEETING OF SHAREHOLDERS
OF
SIGMA DESIGNS, INC.
_________________________

PROXY STATEMENT
OF
POTOMAC CAPITAL PARTNERS III, L.P.
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

Potomac Capital Partners III, L.P., a Delaware limited partnership (the “PCP III”), and the other participants in this solicitation (collectively, “Potomac” or “we”) are significant shareholders of Sigma Designs, Inc., a California corporation (“Sigma” or the “Company”).  We do not believe that the Board of Directors of the Company (the “Board”) is acting in the best interests of the Company’s shareholders.  We are seeking your support for the election of our director nominees to the Board at the annual meeting of shareholders scheduled to be held at _________ located at ___________________, on August 7, 2012 at ____ _.m., local time, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”), for the following:

1.
To elect Potomac’s director nominees, Mark J. Bonney, Mark F. Fitzgerald and Eric Singer (each a “Nominee” and, collectively, the “Nominees”), to serve as directors of the Company until the 2013 annual meeting of shareholders or until their successors are elected and qualified, in opposition to the Company’s incumbent directors;

2.	To ratify the appointment of Armanino McKenna LLP as Sigma’s independent registered public accounting firm for fiscal year 2013;

3.	To hold an advisory vote on the Company’s executive compensation for its named executive officers (the “Say on Pay Proposal”); and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment(s) of such meeting.

This Proxy Statement is soliciting proxies to elect only our Nominees.  Accordingly, the enclosed GOLD proxy card may only be voted for our Nominees and does not confer voting power with respect to any of the Company’s director nominees.  Shareholders who return the GOLD proxy card will only be able to vote for Potomac’s three (3) Nominees.  See “Voting and Proxy Procedures” on page 21 for additional information.  You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company.  Shareholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees.

PCP III, Potomac Capital Management III, L.L.C. (“Potomac Management III”), Potomac Capital Partners L.P. (“PCP”), Potomac Capital Management, L.L.C. (“Potomac Management”), Paul J. Solit (“Mr. Solit”) and Eric Singer (collectively, with PCP III, Potomac Management III, PCP, Potomac Management and Mr. Solit, the “Potomac Group”) and Mark J. Bonney and Mark F. Fitzgerald are members of a group formed in connection with this proxy solicitation and are deemed participants in this proxy solicitation.
s

Sigma has set the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting as June 12, 2012 (the “Record Date”).  The mailing address of the principal executive offices of Sigma is 1778 McCarthy Boulevard, Milpitas, California 95035.  Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.  According to Sigma, as of the Record Date, there were _____ shares of common stock, no par value per share (the “Shares”) outstanding and entitled to vote at the Annual Meeting.  As of the Record Date, the Potomac Group and the Nominees owned an aggregate of _____ Shares, which represents approximately ___% of the Shares outstanding.  We intend to vote such Shares FOR the election of the Nominees, FOR the ratification of the appointment of Armanino McKenna LLP, as described herein, and in a manner consistent with the recommendation of Institutional Shareholder Services Inc. (“ISS”), a leading proxy advisory firm, with respect to the advisory vote on executive compensation, as described herein.

THIS SOLICITATION IS BEING MADE BY POTOMAC AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF SIGMA.  POTOMAC IS NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING.  SHOULD OTHER MATTERS, WHICH POTOMAC IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED GOLD PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

WE URGE YOU TO SIGN, DATE AND RETURN THE GOLD PROXY CARD IN FAVOR OF THE ELECTION OF OUR NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE FOR EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD.  THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS.  ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING IN PERSON AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting

This Proxy Statement and GOLD proxy card are available at
______________________

IMPORTANT

Your vote is important, no matter how few Shares you own.  We urge you to sign, date, and return the enclosed GOLD proxy card today to vote FOR the election of our Nominees.

•
If your Shares are registered in your own name, please sign and date the enclosed GOLD proxy card and return it to Potomac c/o Okapi Partners LLC (“Okapi Partners”) in the enclosed postage-paid envelope today.

•
If your Shares are held in a brokerage account or bank, you are considered the beneficial owner of the Shares, and these proxy materials, together with a GOLD voting form, are being forwarded to you by your broker or bank.  As a beneficial owner, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your Shares on your behalf without your instructions.

•
Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed voting form.

Since only your latest dated proxy card will count, we urge you not to return any proxy card you receive from the Company.  Even if you return the management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.  Remember, you can vote for our independent Nominees only on our GOLD proxy card.  So please make certain that the latest dated proxy card you return is the GOLD proxy card.

. OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•
On March 14, 2012, Eric Singer met with Thomas Gay, the Company’s Chief Financial Officer, and Trinh Tran, the Company’s Chairman and Chief Executive Officer.  At this meeting, Mr. Singer expressed his serious concerns with the operating trends in the Company’s business, in particular the Company’s cash burn and high levels of operating expenses.  At this meeting, Mr. Singer also tried to engage in a discussion regarding the Company’s capital allocation and how management looks at return on investment in its research programs.   Mr. Singer also disclosed at this meeting that PCP III would seek Board representation at the Annual Meeting.

•
On March 28, 2012, the Potomac Group filed a Schedule 13D amendment with the Securities and Exchange Commission (the “SEC”) disclosing that they had, and intended to continue to engage in discussions with the Company’s management and the Board in order to reach an agreement with the Company relating to Board representation.  The Potomac Group also disclosed that if such discussions did not result in a resolution prior to the deadline for shareholder submission of a notice of nomination of director nominees for election to the Board at the Annual Meeting, they intended to submit such notice for Board representation.

•
On April 2, 2012, the Potomac Group filed a Schedule 13D amendment with the SEC disclosing their view that the Board should focus on improving the Company’s operating performance and managing their cash position instead of making additional acquisitions.  Specifically, the Potomac Group noted that the Company had spent over $200 million on acquisitions in the past five years, totaling 7x the Company’s enterprise value as of the fiscal year ended January 28, 2012, despite significant cash burn from its operations.  The Potomac Group noted that the latest acquisition of Trident Microsystems, Inc.’s (“Trident”) DTV business represented another purchase at a price in excess of the Company’s enterprise value and called upon the Board to refrain from further acquisitions until shareholders have an opportunity at the Annual Meeting to express their views on the direction of the Company.

•	On April 5, 2012, PCP III delivered a notice to the Company of intention to nominate the Nominees for election to the Board at the Annual Meeting.

•
On April 9, 2012, the Company announced that it had entered into an amendment to the Company’s shareholder rights plan (the “Poison Pill”) to, among other things, decrease the beneficial ownership threshold from 15% to 10% by which any person or group becomes an Acquiring Person (as defined under the Poison Pill).

•	On April 10, 2012, PCP III delivered a letter to the Board demanding to inspect certain books and records of the Company, including the Company’s shareholder list.

•
Throughout March and April, Mr. Singer held several conversations with Mr. Gay and William Almon, the Company’s Lead Independent Director, relating to Board representation.  In these conversations, Mr. Singer expressed his disappointment with the amendment to the Poison Pill and his concerns regarding the destruction of shareholder value and the alignment of the Company’s costs with revenue.  Mr. Singer also questioned whether the Board remained independent given their long tenure on the Board.  Throughout these conversations, Mr. Almon indicated that the Company would be willing to expand the size of the Board by one director and nominate Mr. Singer for election as a director at the Annual Meeting to fill the newly created vacancy.  Mr. Singer indicated that the Potomac Group desired to resolve the issue of Board representation amicably and without disruption to the Company’s business, but that given the current state of the Company, the Potomac Group did not believe the Company’s proposal would effect meaningful change.  Mr. Singer also indicated that the Company’s proposal to maintain all of the current directors as a majority of the Board was not satisfactory.  Mr. Singer offered to fly to California to meet with the Board in hopes of resolving their differences.  A meeting was set up for April 20, 2012.  Mr. Singer asked that all Board members be present at the meeting but was told only Mr. Almon and director Julien Nguyen would attend.

•
On April 20, 2012, Mr. Singer met with Messrs. Almon and Nguyen.  At this meeting, Mr. Singer reiterated his concerns regarding the Company’s cash burn and high levels of operating expenses.  Mr. Singer also expressed his concern with the recent acquisition of Trident’s DTV Business, noting that the Potomac Group did not believe the Company should continue to use its cash on acquisitions at values well in excess of the Company’s enterprise value, given the Company’s operating losses and lack of profitability with respect to its existing business.  Mr. Singer also indicated that the Potomac Group would be willing to settle the issue of Board representation by expanding the size of the Board by one, having one existing director resign, and appointing two new directors named by the Potomac Group to fill the resulting vacancies.

•
On April 24, 2012, Mr. Almon called Mr. Singer and proposed the size of the Board be expanded from four (4) to six (6) members, and the Potomac Group would name two (2) nominees for election to the Board at the Annual Meeting to fill the resulting vacancies.  Mr. Singer indicated that this proposal was not acceptable as it would not represent meaningful change given the level of underperformance of the Company.

•
On April 26, 2012, Mr. Singer called Mr. Tran to discuss the recent discussions Mr. Singer had with the Board that Mr. Tran did not participate in.  On this call, Mr. Singer expressed his desire to resolve the issue of Board representation without the disruption of a proxy contest.  Mr. Singer also expressed his concerns regarding the Company’s significant cash depletion as a result of the recent acquisition of Trident’s DTV Business.

•
On April 30, 2012, PCP III delivered a letter to the Board (the “April 30 Letter”) stating its disappointment with the Board’s decision to lower the beneficial ownership threshold of the Poison Pill.  In the April 30 Letter, PCP III also expressed its concern regarding the Board and management’s lack of significant ownership of the Company and its belief that without “skin in the game” the interests of the Board and management are not aligned with those of the Company’s shareholders.  PCP III also noted its lack of confidence in the current Board and its belief that a reconstituted Board with a majority of new, highly-qualified independent directors is necessary to end erosion of shareholder value.  PCP III concluded the April 30 Letter by stating its desire to continue discussions with the Board to reach a mutually agreeable resolution that would serve the best interest of all shareholders.

•
On April 30, 2012, Mr. Singer emailed the administrative assistant of Mr. Tran to set up a call with Mr. Tran regarding the April 30 Letter. Mr. Singer was informed that Mr. Tran was in meetings all day and did not receive a return call from Mr. Tran.

•	On May 7, 2012, Mr. Singer left a voicemail message for Mr. Almon stating that he would be in California on May 8, 2012 and could meet with Mr. Almon if he was available.

•
On May 8, 2012, Mr. Singer received a voicemail from Mr. Almon that he would be unable to meet with Mr. Singer.  Since this voicemail, no member of the Board or management have reached out further to any member of the Potomac Group in connection with this solicitation.

REASONS FOR OUR SOLICITATION

The Potomac Group is soliciting your support to elect its Nominees at the Annual Meeting because we believe the majority of the Board is not acting, and will continue to not act, in your best interests with respect to the future direction of the Company.

We are concerned with the Company’s poor stock price performance.

Since January 31, 2007, the Company’s stock price has declined by more than 75%, resulting in the destruction of nearly $480 million of shareholder value.  The Company’s shares have severely underperformed the NASDAQ Composite Index and the NASDAQ Electronic Components Index since January 31, 2009 and cumulatively since January 31, 2007.

	Cumulative Total Returns
	January 2007	January 2008	January 2009	January 2010	January 2011	January 2012
Sigma Designs, Inc.	$100.00	$186.78	$42.21	$45.89	$57.54	$24.91
NASDAQ Composite Index	100.00	97.07	60.02	87.95	111.84	116.36
NASDAQ Electronic Components Index	100.00	96.17	55.76	86.64	117.46	112.62

We are concerned with the Company’s poor operating performance and the growing size of its operating expenses and operating losses.

For the fiscal year ended January 28, 2012, the Company reported an alarming net loss of over $168 million and a loss of almost $150 million in shareholders’ equity from $398 million in fiscal 2011 to $248.5 million in fiscal 2012. Net revenues also decreased $104.3 million, or 36%, compared to fiscal 2011 and the Company wrote off approximately $9.0 million in inventory in fiscal 2012.  For the first quarter of fiscal 2013, the Company continues to underperform, reporting a net loss of $13.7 million.  The Company also acknowledged during its earnings call on May 23, 2012 that it did not foresee any real growth in the Company’s core business for the second quarter of fiscal 2013, despite spending more than $80 million for research and development over the past four fiscal quarters.

We are also concerned with the Company’s increasing operating expenses.  In the past five years, the Company’s total operating expenses have increased over 78% from approximately $55.5 million in fiscal 2008 to approximately $253.1 million in fiscal 2012.  During fiscal 2012, the Company’s total operating expenses were 137% of net revenues, resulting in negative cash flow of over $28 million.

The following table, derived from the Company’s public filings, illustrates the Company’s declining performance.

	Fiscal 2008	Fiscal 2009	Fiscal 2010	Fiscal 2011	Fiscal 2012
	(Dollars in thousands)
Net revenue	$221,206	$209,160	$206,083	$286,915	$182,617
Total operating expenses	$55,497	$74,935	$88,501	$127,727	$253,091
Total operating expenses as % of net revenues	25%	36%	43%	45%	137%
Net income (loss)	$70,209	$26,423	$2,455	$9,147	$(168,045)

We believe that these increasing operating expenses and negative cash flows are unsustainable and may lead to additional dilution in shareholders’ equity and result in the further decline of the Company’s stock price.  We believe this Board should be held accountable for this dismal performance.    The Company must realign its operating expenses to its revenues in order to reduce its cash burn and restore profitability.

We believe the Company has failed to realize the benefits of its acquisitions despite significant investment.

Over the past five fiscal years, the Company has spent over $200 million on acquisitions, totaling an aggregate value of 7x the Company’s enterprise value as of the fiscal year ended January 28, 2012 (the “Enterprise Value”).  When the cost of acquisitions is combined with cumulative research and development spending over the same period, nearly $500 million has been expended, totaling an aggregate value of 29x the Enterprise Value.  In May 2012, the Company completed the acquisition of Trident’s DTV business for an aggregate cash consideration of $42.2 million, representing a purchase price in excess of the Company’s enterprise value at the time of the acquisition.

Despite these significant investments, the Company has failed to realize commensurate revenue growth or profits.  As highlighted above, over the past five fiscal years, the Company has seen more than a 17% decline in net revenues and nearly a 340% decline in net income.

As shown in the table below, the Company has seen an approximately 58% decline in its working capital over the same period.

	February 2, 2008	January 31, 2009	January 30, 2010	January 29, 2011	January 28, 2012
Consolidated Balance Sheets Data:
Working capital	$263,178	$175,329	$165,990	$163,196	$110,950
Total assets	379,466	330,947	423,897	459,239	297,224
Total shareholders' equity	$345,592	$305,250	$368,822	$398,041	$248,475

Moreover, over the past five fiscal quarters, cash, cash equivalents and marketable securities have declined by over 20% from $179 million at the end of fiscal 2011 to $141 million as of April 30, 2012. Over the past two fiscal quarters, cash depletion was over $21 million, largely as a result of operating losses.

We believe the Company has failed to successfully integrate the businesses it has acquired, resulting in increased operating costs, significant operating losses, and the further destruction of shareholder value.  We believe this Board should not be trusted to make future acquisitions until the Company begins to realize the full benefits of its acquisitions and investments.

We are concerned with a pattern of questionable compensation practices undertaken by this Board.

Each of the directors has served for at least nine (9) consecutive years and the average tenure for the Board is 17 years.  We believe this Board has lost its independence from management, resulting in a pattern of questionable compensation practices.  Consider the following:

•
In 2007, the Company reported that incorrect measurement dates were used for financial accounting purposes for certain stock option grants made in prior periods (i.e. options backdating).  Each of the current Board members served during such periods in question and was named as a defendant in several shareholder derivative actions for breach of their fiduciary duties in connection with the backdating of stock options.  In connection with the 2007 annual meeting of shareholders, ISS recommended WITHHOLD votes for directors William Almon and Lung Tsai for serving on the Compensation Committee during the time the Company practiced options backdating, noting that they should be held accountable for “…the poor disclosure surrounding the specific misdated option grants discovered in the investigation, and for failure to promptly and adequately complete the remediation of issues connected to the faulty option grant practices.”  Glass Lewis & Co. (“Glass Lewis”), another independent proxy advisory firm, recommended WITHHOLD votes for all directors as a result of the backdating of stock options.  Glass Lewis found it particularly egregious that the Board also failed to reprice its outstanding options as an attempt to correct its failings and concluded that “this is a board that shows little or no fidelity to shareholders.”   Despite this backdating scandal, the composition of the Board has remained unchanged to date.

•
In connection with the 2009 annual meeting of shareholders, ISS recommended WITHHOLD votes for all current Board members for approving an option repricing that included named executive officers as participants without obtaining shareholder approval.

•
In connection with the 2010 annual meeting of shareholders, ISS recommended WITHHOLD votes for each of the members of the Compensation Committee, consisting of directors William Almon, Julien Nguyen and Lung Tsai, for providing guaranteed cash bonuses to certain executives, running counter to the pay-for-performance philosophy.

•	In connection with the 2011 annual meeting of shareholders, Glass Lewis gave the Company a D grade for its executive compensation.

We are concerned the interests of management and the Board may not be aligned with the best interests of all shareholders.

Based upon our review of the Company’s public filings, we believe as a group the Board and management own approximately 2% of the outstanding shares of the Company (not counting interest in stock option grants, the overwhelming majority of which are under-water).  Accordingly, there is no significant shareholder representation on the Board.  We believe the shareholders, as the true owners of the Company, need to have a strong voice at the Board level.  Such a voice promotes greater accountability and creates an environment that forces other directors to consider new and innovative ways to positively impact shareholder value.  If the Nominees are elected, members of your Board would have significant “skin in the game”, which would promote significantly greater accountability to all shareholders.

In addition, we have serious concerns that the Board is not composed in a way to foster healthy dialogue and proper checks and balances.  Thinh Tran has served in the combined capacity of President, Chief Executive Officer and Chairman of the Board for 30 years.  Most independent proxy advisory firms and corporate governance advocacy groups strongly recommend the separation of the roles of Chief Executive Officer and Chairman in order to maintain appropriate checks and balances.  We believe the Company would greatly benefit from a non-executive, independent Chairman to help ensure that issues would be evaluated with the best interests of all shareholders as the primary objective.  In addition, Glass Lewis recommended WITHHOLD votes for director Julien Nguyen in connection with the 2009 annual meeting of shareholders for his role as the chairman of the nominating and corporate governance committee because the Company had neither appointed an independent chairman nor an independent lead director, stating that it views “an independent chairman as better able to oversee the executives of the Company and set a pro-shareholder agenda.”  In addition, in connection with the past two annual meetings of shareholders, Glass Lewis has recommended WITHHOLD votes for director Nguyen for his role as the chairman of the nominating and corporate governance committee because it views the size of the Board at four members to be insufficient for proper corporate governance.

We question whether the Board is properly approving certain related party transactions.

The Board has a history of making investments in private companies that its Board members hold interests in, which we believe may not be in the best interests of shareholders.  Consider the following:

•
In fiscal 2009 and 2010, the Company made investments in the aggregate of $5 million, in a privately held venture capital funded technology company.  Three of the Company’s four existing directors held equity interests in the company and one of these directors was also a director of the company.  The Company thereafter recorded an impairment charge of $5.2 million to fully write down the entire investment.

•
During the fourth quarter of fiscal 2009, the Company disclosed that it had liquidated its investment in Envivio, Inc., in which it had invested capital of $0.3 million.  The Company also disclosed that three existing Board members had liquidated their investments in this same firm and that Thinh Tran resigned as a member of Envivio’s Board of Directors.  The Company never disclosed the reasons for its investment or why its exit from Envivio was timed with the exit of its Board members.

•
In June 2005, the Company invested $1.0 million in Blue7 Communications (“Blue7”) for an ownership interest of approximately 17%, valuing the Company at approximately $5.9 million.  The Company had also provided loans totaling $900,000 throughout 2005 and 2006.  One of the directors, Mr. Almon, had also invested in Blue7 during fiscal 2005.  In February 2006, just 8 months later, the Company acquired Blue7 for a total consideration of approximately $14 million, more than 2x the value of the Company only eight months earlier.

We question the value added to the Company by these transactions and express our concern again as to whether the interests of management and the Board are aligned with the best interests of all shareholders given these results.

We are concerned with the Company’s recent corporate governance practices.

On April 5, 2012, we delivered notice to the Company nominating three nominees for election to the Board at the Annual Meeting.  April 6, 2012 was the Good Friday holiday.  Before the market open on April 9, 2012, the Company announced the amendment of the Poison Pill to lower the beneficial ownership threshold from 15% to 10%.  In light of the timing of the amendment to the Poison Pill, it appears to us that this action was in direct response to our notice of nomination of the Nominees and that the Board’s true intent in reducing the Poison Pill to such a low threshold is entrenchment.

ISS and other leading governance advisory firms have repeatedly expressed their concerns about Poison Pills given the significant risk of a board and management team using them to entrench themselves at the expense of shareholders.  We believe that as a matter of good corporate governance the Board should not have adopted the Poison Pill, much less lowered its ownership threshold in response to shareholders exercising their rights.

Our Nominees have the experience and qualifications necessary to fix and grow the Company’s business and maximize shareholder value.

Our Nominees have the extensive range of relevant operating expertise and quality industry experience necessary to address the difficult challenges currently facing the Company.  We believe a reconstituted Board with a majority of new, highly-qualified directors focused on reviewing all strategic options, with a skill set designed to allow for better execution on such options, is the best way to create value going forward.   If elected, our Nominees will exercise their independent judgment in accordance with the fiduciary duties imposed by law in all matters that come before the Board and will act in your best interests and promptly explore all alternatives for maximizing shareholder value, including to:

•	Refocus the Company’s efforts on restoring profitability to its existing assets rather than pursuing additional acquisitions;

•	Align the Company’s operating costs with its revenues to stabilize the Company’s balance sheet;

•	Judiciously manage shareholder funds to ensure prudent capital allocation;

•	Analyze the business and expense base to ensure expenses are earmarked toward programs that meet return on investment criteria; and

•
Institute shareholder friendly corporate governance reforms by repealing the Company’s shareholder rights plan and eliminating other anti-takeover provisions under the Company’s Certificate of Incorporation and Bylaws.

Our Nominees are as follows:

Mark J. Bonney has over 35 years of experience, holding various senior executive financial and operating positions, in middle market, high technology companies, both in the United States and abroad.  Mr. Bonney currently serves as Executive Vice President and Chief Financial Officer of Direct Brands, Inc., a direct to consumer media company.  Previously, Mr. Bonney served as Vice President and the General Manager of the Authentication Solutions Group of JDS Uniphase Corporation, a global leader in optical technologies and telecommunications, from February 2008 to March 2010, and as Executive Vice President and Chief Financial Officer of American Bank Note Holographics, Inc. (“ABNH”), a publicly traded, global leader in optical security devices, from June 2005 to February 2008.  Mr. Bonney also served as an outside director and chairman of the audit committee of ABNH from February 2003 to June 2005.  We believe that Mr. Bonney’s public company financial and operational experience will enable him to provide the Company with valuable financial and executive insights, making him well qualified to serve on the Board.

Mark F. Fitzgerald has over 20 years of experience as an analyst covering the semiconductor industry.  Mr. Fitzgerald is currently a private investor.  Previously, Mr. Fitzgerald was a partner at Wilmot Investments L.P., a technology focused hedge fund, from June 2007 to February 2008, and was an analyst covering the semiconductor industry at Banc of America Securities LLC from May 2000 to February 2007.  We believe that Mr. Fitzgerald’s extensive knowledge and experience in the semiconductor industry will enable him to assist in the effective oversight of the Company, making him well qualified to serve on the Board.

Eric Singer has over 17 years of experience as an investor in the semiconductor industry.  Mr. Singer currently serves as a co-managing member of Potomac Management III.  From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a semiconductor company.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer managed private portfolios for Alpine Resources LLC from January 2003 to July 2007.  We believe that Mr. Singer’s experience as a director within the semiconductor industry, as well as his significant financial and investment experience, including capital allocation and transactional  experience, will enable him to assist in the effective oversight of the Company, making him well qualified to serve on the Board.

We believe the election of the Nominees represents the best means for the Company to unlock shareholder value.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board is currently composed of four (4) directors whose terms expire at the Annual Meeting.  The Company has nominated the four (4) incumbent directors for election at the Annual Meeting.  For the reasons stated above, we are seeking your support at the Annual Meeting to elect the Nominees in opposition to the Company’s director nominees.  Your vote to elect the Nominees will have the legal effect of replacing three (3) directors of the Company with the Nominees.  If elected, the Nominees will represent a majority of the members of the Board.

THE NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices, or employments for the past five years of each of the Nominees.  The nominations were made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments.  The specific experience, qualifications, attributes and skills that led us to conclude that the Nominees should serve as directors of the Company is set forth above in the section entitled “Reasons For Our Solicitation.”  This information has been furnished to us by the Nominees.  The Nominees are citizens of the United States of America.

Mark J. Bonney (Age 58) has served as Executive Vice President and Chief Financial Officer of Direct Brands, Inc. (“Direct Brands”), a direct to consumer media company, since March 2010.  Direct Brands and its affiliate, Bookspan, are the largest direct-to-consumer distributor of media products in North America.  From February 2008 to March 2010, Mr. Bonney served as Vice President and the General Manager of the Authentication Solutions Group of JDS Uniphase Corporation (“JDSU”), a global leader in optical technologies and telecommunications.  From June 2005 until its sale to JDSU in February 2008, Mr. Bonney served as Executive Vice President and Chief Financial Officer of American Bank Note Holographics, Inc., a publicly traded, global leader in optical security devices. Mr. Bonney also served as an outside director and chairman of the audit committee of ABNH from February 2003 until June 2005. Prior to 2003, and from August 1999 to March 2002, Mr. Bonney was President and COO of Axsys Technologies, Inc. a publicly traded, leading manufacturer of highly sophisticated components and subsystems used in aerospace, defense, data storage, medical and other high technology markets. From March 1993 to August 1999 Mr. Bonney was the CFO of Zygo Corporation, a publicly traded manufacturer of metrology measurement and control systems and optical components used in semiconductor, data storage and other high technology markets. Mr. Bonney received a BS in Business Administration from Central Connecticut State University and a MBA in Finance from the University of Hartford.  Mr. Bonney’s principal business address is c/o Direct Brands, Inc., One Penn Plaza, 250 West 34th Street, New York, New York 10119.

Mark F. Fitzgerald (Age 56) has been a private investor since February 2008.  From June 2007 to February 2008, Mr. Fitzgerald was a partner in Wilmot Investments L.P., a technology focused hedge fund.  From May 2000 to February 2007, Mr. Fitzgerald served as an analyst covering the semiconductor industry at Banc of America Securities LLC (“BAS”).  Mr. Fitzgerald had 11 years of experience as an analyst covering the semiconductor industry prior to joining BAS.  Mr. Fitzgerald received a BA from McGill University and a MBA from Duke University.  Mr. Fitzgerald’s principal business address is 155 Fawn Lane, Portola Valley, California 94028.

Eric Singer (Age 38) has served as a co-managing member of Potomac Management III, the general partner of PCP III, since March 2012.  Since May 2009, Mr. Singer has served as an advisor to Potomac Management and its related entities, and has been a member of Potomac Capital Management II, L.L.C. since January 2012.  From August 2008 until its sale in February 2010, Mr. Singer served as a director of Zilog Corporation, a fables semiconductor company.  From July 2007 to April 2009, Mr. Singer was a senior investment analyst at Riley Investment Management. Mr. Singer managed private portfolios for Alpine Resources LLC from January 2003 to July 2007.  Mr. Singer received a BA from Brandeis University.  Mr. Singer’s principal business address is c/o Potomac Capital Management III, L.L.C., 825 Third Ave., 33rd Floor, New York, New York 10022.

On April 9, 2012, each of the members of the Potomac Group and the Nominees (collectively, the “Group”) entered into a Joint Filing and Solicitation Agreement pursuant to which, among other things, (a) they agreed to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company, (b) they agreed to solicit proxies or written consents for the election of the Nominees to the Board at the Annual Meeting (the “Solicitation”), and (iii) PCP III and PCP agreed to pay directly all pre-approved expenses incurred in connection with the Solicitation.

As of the date hereof, Mr. Singer directly owns 45,000 Shares.  None of the other Nominees directly owns any Shares.  Each of the Nominees may be deemed to be a member of the Group (as defined below) for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and accordingly may be deemed to beneficially own the Shares owned directly by the other members of the Group.  Each of the Nominees disclaims beneficial ownership of the Shares that he does not directly own, except to the extent of his pecuniary interest therein.  For information regarding purchases and sales during the past two years by Mr. Singer and the other members of the Group of securities of the Company that may be deemed to be beneficially owned by the Nominees, see Schedule I.

PCP III has entered into letter agreements with each of the Nominees pursuant to which it agreed to indemnify each of the Nominees from and against claims arising from the Solicitation and any related transactions.

Other than as stated herein, there are no arrangements or understandings between members of the Potomac Group and any of the Nominees or any other person or persons pursuant to which the nomination of the Nominees described herein is to be made, other than the consent by each of the Nominees to be named in this Proxy Statement and to serve as a director of the Company if elected as such at the Annual Meeting.  None of the Nominees are a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries in any material pending legal proceedings.

Each Nominee presently is, and if elected as a director of the Company would be, an “independent director” within the meaning of (i) applicable NASDAQ listing standards applicable to board composition, including Rule 5605(a)(2), and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. No Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

We do not expect that the Nominees will be unable to stand for election, but, in the event that such persons are unable to serve or for good cause will not serve, the Shares represented by the enclosed GOLD proxy card will be voted for substitute nominees, to the extent this is not prohibited under the By-Laws of the Company (the “Bylaws”) and applicable law.  In addition, we reserve the right to nominate substitute persons if the Company makes or announces any changes to its Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying the Nominees, to the extent this is not prohibited under the Bylaws and applicable law.  In any such case, Shares represented by the enclosed GOLD proxy card will be voted for such substitute nominees.  We reserve the right to nominate additional persons, to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.  Additional nominations made pursuant to the preceding sentence are without prejudice to the position of Potomac that any attempt to increase the size of the current Board constitutes an unlawful manipulation of the Company’s corporate machinery.

YOU ARE URGED TO VOTE FOR THE ELECTION OF THE NOMINEES ON THE ENCLOSED GOLD PROXY CARD.

PROPOSAL NO. 2

COMPANY PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

As discussed in further detail in the Company’s proxy statement, the Board has selected Armanino McKenna LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2013.

WE DO NOT OBJECT TO THE RATIFICATION OF THE APPOINTMENT OF ARMANINO MCKENNA LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2013 AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL NO. 3

THE COMPANY’S PROPOSAL TO APPROVE THE NON-BINDING ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, OFTEN REFERRED TO AS “SAY ON PAY”

As discussed in further detail in the Company’s proxy statement, the Company is asking shareholders to cast a non-binding advisory vote to approve the compensation of the Company’s named executive officers.  The Company is asking shareholders to vote for the following resolution:

“RESOLVED, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussions is hereby approved, on an advisory basis.”

According to the Company’s proxy statement, your vote on this proposal is advisory and non-binding.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THIS PROPOSAL AND INTEND TO VOTE OUR SHARES CONSISTENT WITH THE RECOMMENDATION OF ISS WITH RESPECT TO THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Only shareholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting.  Each Share is entitled to one vote.  Shareholders who sell Shares before the Record Date (or acquire them without voting rights after the Record Date) may not vote such Shares.  Shareholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such Shares after the Record Date.  Based on publicly available information, we believe that the only outstanding classes of securities of Sigma entitled to vote at the Annual Meeting are the Shares.

Shareholders have the right to cumulate their votes in the election of directors.  Cumulative voting means that each shareholder may cumulate his, her or its voting power for the election by distributing a number of votes, determined by multiplying the number of directors to be elected at the Annual Meeting times the number of the shareholder’s Shares.  The shareholder may distribute all of the votes to one individual director nominee, or distribute his, her or its votes among two or more director nominees, as the shareholder chooses.  Unless otherwise instructed, Shares represented by properly executed GOLD proxy cards will be voted cumulatively at the Annual Meeting in favor of one or more of our Nominees, at our sole discretion, in order to elect as many of our Nominees as possible.  The proxy holders will not cumulate or cast your votes for any nominee from whom you have withheld authority to vote.  A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Shares represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Nominees to the Board, FOR the ratification of the appointment of Armanino McKenna LLP, ABSTAIN on the Say on Pay Proposal and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting.

You are being asked to elect the Nominees. The enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to the Company’s nominees.  You can only vote for the Company’s nominees by signing and returning a proxy card provided by Sigma.  The participants in this solicitation intend to vote all of their Shares in favor of the Nominees.

QUORUM; DISCRETIONARY VOTING

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the outstanding Shares on the Record Date is required to constitute a quorum for the transaction of business at the Annual Meeting.   Votes withheld for director nominees and abstentions on the other proposals to be considered at the Annual Meeting will be counted in determining whether a quorum has been reached, but the failure to execute and return a proxy will result in a shareholder not being considered present at the meeting. Broker non-votes will be counted as present for purposes of determining the existence of a quorum.

Shares held by brokers, banks or nominees (i.e. in “street name”) may not be voted by such brokers, banks or nominees on the proposal to elect directors or the proposal or the Say on Pay Proposal unless the beneficial owners of such Shares provide them with instructions on how to vote.  Shares held by brokers, banks or nominees may be voted by such brokers, banks or nominees on the proposal to ratify the appointment of Armanino McKenna LLP if the beneficial owners of such Shares do not provide them with instructions on how to vote.

VOTES REQUIRED FOR APPROVAL

Election of Directors.  Only four directors may be elected at the Annual Meeting. The directors elected will be the four nominees that receive the highest number of “FOR” votes cast at the Annual Meeting by shareholders present, in person or by proxy, and entitled to vote.

If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by four (the number of directors to be elected) to derive a cumulative total and then write the number of votes for each director next to each director’s name on the proxy card.  The total votes cast in this manner may not exceed the cumulative total.

If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote “FOR” the nominees or a “WITHHOLD” vote with respect to the nominees, as provided on the proxy card.  A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Vote required for the ratification of the appointment of Armanino McKenna LLP.  According to the Company’s proxy statement, if a quorum is present, a vote that satisfies two criteria: (i) the affirmative vote must constitute a majority of the voting power present or represented by proxy and voting, and (ii) the affirmative vote must constitute a majority of the voting power required to constitute the quorum, will be required to ratify the appointment of Armanino McKenna LLP as the Company’s independent registered public accounting firm.  For purposes of this proposal, abstentions and broker non-votes will not affect the outcome under clause (i), which recognizes only actual votes cast. However, abstentions and broker non-votes will affect the outcome under clause (ii) if the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the voting power required to constitute a quorum.

Say on Pay Proposal.  The vote presented in Proposal 3 is an advisory vote, and therefore, is not binding on the Company, its Compensation Committee or the Board.  According to the Company’s proxy statement, its Compensation Committee will take into account the result of the Say on Pay Proposal when determining future compensation for its named executive officers.

REVOCATION OF PROXIES

Shareholders of the Company may revoke their proxies at any time prior to exercise by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation.  The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy.  The revocation may be delivered either to Potomac in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement or to the Company at 1778 McCarthy Boulevard, Milpitas, California 95035 or any other address provided by the Company.  Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Potomac in care of Okapi Partners at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the outstanding Shares.  Additionally, Okapi Partners may use this information to contact shareholders who have revoked their proxies in order to solicit later dated proxies for the election of the Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE NOMINEES TO THE BOARD PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by PCP III.  Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

PCP III has entered into an agreement with Okapi Partners for solicitation and advisory services in connection with this solicitation, for which Okapi Partners will receive a fee not to exceed $_____, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.  Okapi Partners will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders.  PCP III has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record.  PCP III will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.  It is anticipated that Okapi Partners will employ up to __ persons to solicit shareholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by PCP III and PCP. Costs of this solicitation of proxies are currently estimated to be approximately $___________.  PCP III and PCP estimate that through the date hereof their aggregate expenses in connection with this solicitation are approximately $_____.  PCP III and PCP intend to seek reimbursement from the Company of all expenses they incur in connection with this solicitation.  PCP III and PCP do not intend to submit the question of such reimbursement to a vote of security holders of the Company.

OTHER PARTICIPANT INFORMATION

The Nominees and the members of the Potomac Group are participants in this solicitation.  The principal business of PCP III, a Delaware limited liability company, is investing in securities.  The principal business of Potomac Management III, a Delaware limited liability company, is acting as the general partner of PCP III.  The principal business of PCP, a Delaware limited partnership, is investing in securities.  The principal business of Potomac Management, a Delaware limited liability company, is acting as the general partner of PCP.  The principal occupation of Mr. Solit is serving as the co-managing member of Potomac Management III and as the managing member of Potomac Management.  The principal business address of each member of the Potomac Group is 825 Third Ave, 33rd Floor, New York, New York 10022.

As of the date hereof, PCP III directly owns 1,936,164 Shares.  Potomac Management III, as the general partner of PCP III, may be deemed to beneficially own the 1,936,164 Shares directly owned by PCP III.  Each of Messrs. Singer and Solit, as co-managing members of Potomac Management III, may be deemed to beneficially own the 1,936,164 Shares directly owned by PCP III.

As of the date hereof, PCP directly owns 631,066 Shares.  Potomac Management, as the general partner of PCP, may be deemed to beneficially own the 631,066 Shares directly owned by PCP.  Mr. Solit, as the managing member of Potomac Management, may be deemed to beneficially own the 631,066 Shares directly owned by PCP.

As of the date hereof, Mr. Singer directly owns 45,000 Shares

Each participant in this solicitation, as a member of a “group” with the other participants for the purposes of Section 13(d)(3) of the Exchange Act, may be deemed to beneficially own the Shares owned in the aggregate by the participants.  Each participant in this solicitation disclaims beneficial ownership of the Shares he or it does not directly own, except to the extent of his or its pecuniary interest therein.  For information regarding purchases and sales of securities of the Company during the past two years by the participants in this solicitation, see Schedule I.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no participant in this solicitation has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no participant in this solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no participant in this solicitation owns any securities of the Company which are owned of record but not beneficially; (iv) no participant in this solicitation has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any participant in this solicitation is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no participant in this solicitation is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any participant in this solicitation owns beneficially, directly or indirectly, any securities of the Company; (viii) no participant in this solicitation owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no participant in this solicitation or any of his or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no participant in this solicitation or any of his or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no participant in this solicitation has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting.

There are no material proceedings to which any participant in this solicitation or any of his or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.  With respect to each of the Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years.

OTHER MATTERS AND ADDITIONAL INFORMATION

OTHER MATTERS

Potomac is unaware of any other matters to be considered at the Annual Meeting.  However, should other matters, which Potomac is not aware of a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed GOLD proxy card will vote on such matters in their discretion.

SHAREHOLDER PROPOSALS

Proposals of shareholders of the Company that are intended to be presented by a shareholder at the 2013 annual meeting of shareholders of the Company (the “2013 Annual Meeting”) must be received by the Secretary of the Company no later than ________, 2013 in order that they may be included in the Company’s proxy statement and form of proxy relating to that meeting.  Such shareholder must comply with the provisions of the Company’s Bylaws and the applicable rules of Section 14 of the Exchange Act and the related rules and regulations under that section.

If a shareholder intends to submit a proposal at the 2013 Annual Meeting which is not submitted in time to be eligible for inclusion in the proxy statement relating to that meeting, the shareholder must give timely written notice to the Secretary of Sigma at the principal executive officers of Sigma not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the annual meeting from the prior year; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the one year anniversary of the date of the previous year’s meeting, notice by the shareholder to be timely must be so received not later than the close of business on the later of 120 days in advance of such meeting or 10 calendar days following the date on which public announcement of the date of the meeting is first made. Such shareholder must also comply with any other applicable provisions of the Company’s Bylaws and applicable law.  If such a shareholder fails to comply with the foregoing notice provisions, the proposal may not be brought before the meeting.

The information set forth above regarding the procedures for submitting shareholder proposals for consideration at the 2013 Annual Meeting is based on information contained in the Company’s proxy statement.  The incorporation of this information in this proxy statement should not be construed as an admission by Potomac that such procedures are legal, valid or binding.

INCORPORATION BY REFERENCE

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING.  THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS, INFORMATION CONCERNING EXECUTIVE COMPENSATION, AND OTHER IMPORTANT INFORMATION.  ALTHOUGH WE DO NOT HAVE ANY KNOWLEDGE INDICATING THAT ANY STATEMENT MADE BY IT HEREIN IS UNTRUE, WE DO NOT TAKE ANY RESPONSIBILITY FOR THE ACCURACY OR COMPLETENESS OF STATEMENTS TAKEN FROM PUBLIC DOCUMENTS AND RECORDS THAT WERE NOT PREPARED BY OR ON OUR BEHALF, OR FOR ANY FAILURE BY THE COMPANY TO DISCLOSE EVENTS THAT MAY AFFECT THE SIGNIFICANCE OR ACCURACY OF SUCH INFORMATION.  SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available information.

POTOMAC CAPITAL PARTNERS III, L.P.

_____________, 2012

SCHEDULE I

TRANSACTIONS IN SECURITIES OF SIGMA DESIGNS, INC.

DURING THE PAST TWO YEARS

Shares of Common Stock Purchased/(Sold)	Date of Purchase/Sale

POTOMAC CAPITAL PARTNERS L.P.
20,000	1/26/2012
25,000	1/27/2012
2,300	1/30/2012
1,3001	1/31/2012
3,000	2/01/2012
100	2/02/2012
18,000	2/02/2012
2,900	2/03/2012
4,100	2/06/2012
4,000	2/07/2012
50,000	2/07/2012
5,100	2/08/2012
10,000	2/09/2012
25,000	2/09/2012
18,800	2/10/2012
2,443	2/13/2012
3,400	2/17/2012
19,100	2/22/2012
1,000	2/23/2012
11,500	2/24/2012
400	2/27/2012
5,500	2/29/2012
21,000	3/02/2012
15,000	3/05/2012
25,000	3/08/2012
10,915	3/09/2012
13,236	3/12/2012
9,240	3/12/2012
31,786	3/13/2012
42,158	3/14/2012
29,694	3/14/2012
14,000	3/16/2012
92,593	3/29/2012
50,000	3/30/2012
15,200	4/03/2012
25,000	4/04/2012
3,300	4/04/2012

1Private transfer of Shares to Potomac Capital Partners L.P. from a separately managed account.

POTOMAC CAPITAL PARTNERS III, L.P.
22,000	3/06/2012
186,8502	3/07/2012
186,8502	3/07/2012
11,600	3/07/2012
555,000	3/08/2012
36,385	3/09/2012
30,760	3/12/2012
198	3/12/2012
44,064	3/12/2012
105,814	3/13/2012
140,343	3/14/2012
39,306	3/14/2012
20,000	3/21/2012
127,222	3/29/2012
129,000	3/30/2012
2,000	4/12/2012
30,000	4/13/2012
17,547	4/16/2012
50,000	4/16/2012
17,447	4/16/2012
25,000	4/17/2012
11,500	4/18/2012
20,000	5/01/2012
1,900	5/02/2012
12,200	5/04/2012
10,000	5/21/2012
25,000	5/21/2012
42,500	5/22/2012
31,000	5/22/2012
(400)	5/23/2012
400	5/23/2012
4,678	5/23/2012

ERIC SINGER
100	3/15/2012
100	3/15/2012
100	3/15/2012
1,700	3/15/2012
1,900	3/15/2012
18,400	3/15/2012

2Shares contributed by a limited partner to Potomac Capital Partners III, L.P. pursuant to its limited partnership agreement.

600	3/15/2012
300	3/15/2012
200	3/15/2012
500	3/15/2012
100	3/15/2012
200	3/15/2012
800	3/15/2012
2,900	3/19/2012
7,100	3/19/2012
10,000	3/19/2012

SCHEDULE II

The following table is reprinted from the Company’s proxy statement filed with the Securities and Exchange Commission on ________________, 2012.

II-1

IMPORTANT

Tell your Board what you think!  Your vote is important.  No matter how many Shares you own, please give us your proxy FOR the election of our Nominees by taking three steps:

•	SIGNING the enclosed GOLD proxy card,

•	DATING the enclosed GOLD proxy card, and

•	MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

If any of your Shares are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such Shares and only upon receipt of your specific instructions.  Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet.  Please refer to the enclosed voting form for instructions on how to vote electronically.  You may also vote by signing, dating and returning the enclosed GOLD voting form.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Okapi Partners at the address set forth below.

. OKAPI PARTNERS LLC 437 Madison Avenue, 28th Floor New York, N.Y. 10022 (212) 297-0720 Call Toll-Free at: (877) 566-1922 E-mail: info@okapipartners.com

PRELIMINARY COPY - SUBJECT TO COMPLETION, DATED MAY 25, 2012

GOLD PROXY CARD

SIGMA DESIGNS, INC.

2012 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF POTOMAC CAPITAL PARTNERS III, L.P.

THE BOARD OF DIRECTORS OF SIGMA DESIGNS, INC.
IS NOT SOLICITING THIS PROXY

P     R     O     X     Y

The undersigned appoints Eric Singer and Paul J. Solit, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Sigma Designs, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2012 Annual Meeting of Shareholders of the Company scheduled to be held at _________ located at ___________________, at ____ _.m., local time, on Tuesday, August 7, 2012, and including at any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof.  If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Potomac Capital Partners III, L.P. (“PCP III”) a reasonable time before this solicitation.  Shareholders have the right to vote cumulatively in Proposal No. 1 and, unless otherwise instructed, the shares represented by this Proxy will be voted cumulatively in favor of one or more of the nominees, at PCP III’s sole discretion, in order to elect as many of the nominees as possible.

IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2 AND “ABSTAIN” ON PROPOSAL 3.

This Proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting

PCP III’s Proxy Statement and this GOLD proxy card are available at _____________________________

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

GOLD PROXY CARD

PCP III RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED BELOW IN PROPOSAL NO. 1

[X] Please mark vote as in this example

1.  PCP III’S PROPOSAL TO ELECT DIRECTORS:

		FOR ALL NOMINEES	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES	FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW
Nominees:	Mark J. Bonney Mark F. Fitzgerald Eric Singer	[ ]	[ ]	[ ] ______________ ______________
Unless you specify different directions with respect to cumulative voting, this Proxy authorizes the proxy holders to cumulate votes that the undersigned is entitled to cast at the Annual Meeting.  Accordingly, unless otherwise instructed in accordance with the foregoing, the shares represented by this Proxy will be voted cumulatively in favor of one or more of the nominees listed above, at PCP III’s sole discretion, in order to elect as many of the nominees listed above as possible.  The shares represented by this Proxy will not be cumulated with respect to any nominee for whom the authority to vote has been withheld.

2. THE COMPANY’S PROPOSAL TO RATIFY THE APPOINTMENT OF ARMANINO MCKENNA LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 28, 2013:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

3. THE COMPANY’S PROPOSAL TO APPROVE THE NON-BINDING ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION, OFTEN REFERRED TO AS “SAY ON PAY”:

FOR	AGAINST	ABSTAIN
[ ]	[ ]	[ ]

DATED:  ____________________________

____________________________________

(Signature)

____________________________________

(Signature, if held jointly)

____________________________________

(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.